Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ESOP 2020 United States Sub-Plan (the “U.S. Sub-Plan”) and the Long-term Performance Based Incentive Program (the “Board LTIP 2020”) of Calliditas Therapeutics AB of our report dated February 28, 2020, with respect to the consolidated financial statements of Calliditas Therapeutics AB for the years ended December 31, 2019 and 2018 included in the Registration Statement (Form F-1 No. 333-238244) and related Prospectus of Calliditas Therapeutics AB, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Stockholm, Sweden

July 27, 2020